Exhibit 99.1

Kopin Corporation Announces Fourth-Quarter and Fiscal-Year 2010 Financial Results

Strong Demand for Smartphones Drives 34% Increase in III-V Revenues

TAUNTON, Mass.--(BUSINESS WIRE)--March 3, 2011--Kopin Corporation (NASDAQ: KOPN), a leading supplier of advanced semiconductor materials and microdisplays for mobile applications including smartphones, tablet PCs, military thermal weapons sights and wearable computers, today announced financial results for the three and 12 months ended December 25, 2010.

Revenues for the fourth-quarter and full-year periods were as follows:

	Three months ended		12 Months ended
($ in millions)	December 25, 2010	December 26, 2009	December 25, 2010	December 26, 2009
III-V	$15.1	$15.0	$62.2	$46.5
CyberDisplay	18.0	18.0	58.2	68.2
Total revenues	$33.1	$33.0	$120.4	$114.7

“Paced by a strong year for our III-V product line, which increased more than 30 percent from 2009, we achieved total revenues of $120 million,” said Kopin President and Chief Executive Officer Dr. John C.C. Fan. “The strong demand for smartphones expected in 2011, as well as the increasing complexity of the front-end components required for high voice and data speeds necessary to efficiently operate these devices, are significant trends that favor our proprietary III-V technology and world-class manufacturing expertise. Consequently, we expect 2011 to be another year of solid revenue growth for our III-V products.”

“Within our CyberDisplay portfolio, military display sales started the year slowly but finished strongly in the fourth quarter,” Dr. Fan said. “Our commercial display product line saw sales momentum throughout the year driven by the consumer electronics market.”

Kopin’s fourth-quarter and full-year display revenues were as follows:

	Three months ended		12 months ended
($ in millions)	December 25, 2010	December 26, 2009	December 25, 2010	December 26, 2009
Military	$13.2	$13.5	$40.0	$51.9
Consumer	4.3	2.4	15.0	10.6
Research & Development	0.5	2.1	3.2	5.7
Total	$18.0	$18.0	$58.2	$68.2

Golden-i Update

“We made several significant strides in 2010 toward commercialization of Golden-i, our new voice-activated, hands-free, cloud computing and communications solution for the industrial market,” Dr. Fan said. “In the fourth quarter we announced a key partnership with Motorola Solutions, the world-leader in enterprise mobile computing, to jointly develop a ruggedized industrial-grade Golden-i product. By providing instant mobile access to digital information, Golden-i is a disruptive product we believe has the potential to set a new standard for enhanced operational efficiency and productivity in an industrial environment with an addressable market in the billions of dollars. The program remains on schedule.”

Fourth-Quarter Operating Results

Gross margin for the fourth quarter of 2010 grew to 34.6 percent from 30.8 percent of product revenues for the same period of 2009, reflecting an increase in sales of higher margin products in the 2010 period.

Net income was $4.7 million, or $0.07 per diluted share, for the fourth quarter of 2010, compared with $5.3 million, or $0.08 per diluted share, for same period of 2009. Fourth-quarter 2010 results include the receipt of $1.4 million of insurance proceeds and $0.6 million from the sale of patents the Company was no longer using.

Full-Year Operating Results

Gross margin was 29.9 and 29.7 percent of product revenues for the 12 months ended December 25, 2010, and December 26, 2009, respectively.

For the fiscal year ended December 25, 2010, Kopin reported net income of $8.9 million, or $0.13 per diluted share, compared with net income of $19.4 million, or $0.29 per diluted share, for the period ended December 26, 2009.

The year-over-year comparison of net income is affected by several items in the full-year 2010 and 2009 periods. 2010 results include gains of $0.8 million, compared with $6.3 million in 2009, on the sale of patents that the Company was no longer using. 2010 results also include the receipt of $1.8 million of insurance proceeds and $2.6 million from the sale of investments. 2009 results include a $1.2 million gain on the repayment of loans to KTC previously written-off; and $0.6 million representing the gain on remeasurment of Kopin's investment in KTC to its fair market value immediately prior to the purchase of the additional shares by the Company in 2009, partially offset by a $0.9 million expense from an impairment of certain marketable debt securities, which were deemed other-than-temporarily impaired.

For the year ended December 25, 2010 the Company generated $15.1 million of cash from operating activities and spent $17.2 million for capital expenditures and $6.7 million for the repurchase of stock. Cash and marketable securities totaled $111 million at December 25, 2010, compared with $114.5 million at December 26, 2009. The Company had no long-term debt.

Acquisition of Forth Dimension Displays

In January 2011, Kopin acquired Scotland-based Forth Dimension Displays Ltd. (FDD), a provider of all-digital, ultra-high-resolution, ferroelectric reflective microdisplays. FDD’s full-color, world-leading image quality display technology is used extensively across a range of applications, including high-performance cinematography, training and simulation, 3D metrology and medical imaging. Total consideration was approximately $11 million in cash plus an earnout provision if certain revenue milestones are reached within one year of the acquisition date. Kopin expects the FDD acquisition to be accretive to its 2011 results of operations.

Business Outlook

“We expect another year of solid top-line growth for Kopin in 2011,” Dr. Fan said. “We expect continued strong growth in smartphones, which should fuel a good year for our III-V products. While we continue to expect the U.S. Army’s Thermal Weapons Sight program to contribute materially to our display revenue in 2011, we do have some reservations about the federal budget deficit impact. We also expect our commercial display sales to grow. And perhaps most importantly, we expect to offer Golden-i development kits in the second quarter of 2011 to select customers and software application developers. They will provide feedback and develop application software for a ruggedized Golden-i product for general availability in the first half of 2012. For full-year 2011, we expect to continue to grow and generate total revenues in the range of $130 million to $140 million.”

Fourth-Quarter Conference Call

In conjunction with its fourth-quarter 2010 financial results, Kopin will host a teleconference call for investors and analysts at 9:00 a.m. ET today. To participate, please dial (877) 407-5790 (U.S. and Canada) or (201) 689-8328 (International). The call will also be available as a live and archived audio webcast on the “Investors” section of the Kopin website, www.kopin.com.

About Kopin

Kopin Corporation's voice-activated, wireless, hands-free Golden-i ® mobile computing headsets, power-efficient, ultra-small liquid crystal displays, and heterojunction bipolar transistors (HBTs) are revolutionizing the way people around the world see, hear and communicate. Kopin has shipped more than 30 million displays for a range of consumer and military applications including digital cameras, personal video eyewear, camcorders, thermal weapon sights and night vision systems. The innovative Golden-i computing headsets are generating strong interest in industrial, medical, military, homeland security and utility applications. The Company's unique HBTs help to enhance battery life, talk time and signal clarity, and have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary display, Golden-i and III-V technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

Kopin, CyberDisplay, Golden-i and The NanoSemiconductor Company are trademarks of Kopin Corporation.

Kopin – The NanoSemiconductor Company™

Forward-Looking Statements

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements relating to: the anticipated growth of the smartphone market; the impact of favorable trends on the Company; our expectation that 2011 will be another year of solid revenue growth for our III-V products; our belief that Golden-i is a disruptive product and has an addressable market in the billions of dollars; the anticipated revenue contribution of the Thermal Weapons Sight program; our expectation that our commercial display sales will grow; our expectation that Golden-i development kits will be available in the second quarter of 2011; the future commercialization of Golden-i; our expectation that the acquisition of Forth Dimension Displays will be accretive to our 2011 results of operations; the Company’s expectation for top-line growth in 2011; and its 2011 guidance for total revenues in the range of $130 million to $140 million. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the potential that: the smartphone market will not grow as expected; the U.S. government may reduce procurement of thermal weapon sights; the Company’s efforts to roll out Golden-i Developer Kits may be delayed, or field tests of these kits might prove unsuccessful; the Company may be unable to produce Golden-i in commercial volumes; the relationship between Kopin and its Golden-i technology partners may not be successful, or prospective customers may be unwilling to purchase the product; the Company’s 2011 revenue expectations will turn out to be wrong; manufacturing, marketing or other issues may prevent either the adoption or rapid acceptance of products; the Company will be adversely affected by competitive products and pricing; new product initiatives and other research and development efforts may not be successful; the Company could experience the loss of significant customers; costs to produce the Company’s microdisplay and HBT products will increase significantly, or that yields will decline; military programs or funding for military programs involving Kopin’s products will be delayed or cancelled; the Company’s military and commercial customers might be unable to ramp production volumes of its products, or that the Company’s product forecasts will turn out to be wrong; manufacturing delays, technical issues, economic conditions or external factors may prevent the Company from achieving its financial guidance; potential claims or liability could arise as a result of the Company’s restatement of its financial statements; the Company could have additional write-downs of its equity investment or charges related to its investments in other companies, including KTC and Kowon; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 26, 2009, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended

	December 25, 2010	December 26, 2009	December 25, 2010	December 26, 2009
Revenues:
Product revenues	$32,446,699	$30,740,620	$116,622,691	$108,118,271
Research and development revenues	693,794	2,230,155	3,763,075	6,536,486
	33,140,493	32,970,775	120,385,766	114,654,757
Expenses:
Cost of product revenues	21,211,222	21,286,571	81,719,778	75,982,694
Research and development	5,816,260	3,653,154	19,733,928	14,147,034
Selling, general and administrative	3,093,919	3,630,431	14,837,519	14,136,482
	30,121,401	28,570,156	116,291,225	104,266,210
Income from operations	3,019,092	4,400,619	4,094,541	10,388,547

Other income and (expense):	1,813,782	766,948	5,713,556	9,088,749

Income before provision for income taxes, equity (losses) earnings in unconsolidated affiliates and net loss (income) from noncontrolling interest	4,832,874	5,167,567	9,808,097	19,477,296

Provision for income taxes	21,000	107,800	(252,000)	(690,200)

Income before equity (losses) earnings in unconsolidated affiliates and net loss (income) of noncontrolling interest	4,853,874	5,275,367	9,556,097	18,787,096

Equity (losses) earnings in unconsolidated affiliates	(230,650)	1,291	(600,299)	483,057

Income before net loss (income) of noncontrolling interest	4,623,224	5,276,658	8,955,798	19,270,153

Net loss (income) attributable to noncontrolling interest	52,447	56,025	(21,647)	173,217

Net income	$4,675,671	$5,332,683	$8,934,151	$19,443,370

Net income per share:
Basic	$0.07	$0.08	$0.14	$0.29
Diluted	$0.07	$0.08	$0.13	$0.29

Weighted average number of common shares outstanding:
Basic	64,751,252	66,328,476	66,019,847	66,849,890
Diluted	65,399,289	67,129,229	66,711,501	67,457,751

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	December 25, 2010	December 26, 2009
ASSETS
Current assets:
Cash and marketable securities	$110,947,390	$114,546,501
Accounts receivable, net	17,489,348	19,265,087
Inventory	21,462,871	16,453,869
Prepaid and other current assets	2,725,153	1,951,607

Total current assets	152,624,762	152,217,064

Equipment and improvements, net	32,613,961	20,752,558
Other assets	6,857,675	10,254,846

Total assets	$192,096,398	$183,224,468

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,317,865	$9,615,938
Accrued expenses	5,997,646	5,319,045
Billings in excess of revenue earned	3,210,895	3,084,062

Total current liabilities	20,526,406	18,019,045

Lease commitments	944,617	903,133

Total Kopin Corporation stockholders' equity	165,908,801	160,186,536
Noncontrolling interest	4,716,574	4,115,754
Total stockholders' equity	170,625,375	164,302,290
Total Liabilities and stockholders' equity	$192,096,398	$183,224,468

CONTACT:
Kopin Corporation
Richard Sneider, 508-824-6696
Treasurer and Chief Financial Officer
Richard_Sneider@kopin.com
or
Sharon Merrill Associates
Scott Solomon, 617-542-5300
Vice President
kopn@InvestorRelations.com